UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2009

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

          On March 20, 2009, Foot Locker, Inc. (the “Company”) entered into a revolving credit agreement (the “Credit Agreement”) with the lenders thereunder, Bank of America, N.A., as administrative agent, collateral agent, Swing Line Lender and L/C Issuer; J.P. Morgan Chase Bank, N.A. and Wells Fargo Retail Finance, LLC, as co-syndication agents; U.S. Bank National Association, as Documentation Agent; and Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners. The Credit Agreement replaces the Company’s prior revolving credit facility, as amended, as further described in this report. Unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement.

          The Credit Agreement provides for a four-year asset-based revolving credit facility under which up to $200 million initially will be available. In addition, during the term of the Credit Agreement, the Company may make up to four requests for additional credit commitments in an aggregate amount not to exceed $100 million. The credit facility may be used for the issuance of letters of credit, to finance the acquisition of working capital assets in the ordinary course of business and capital expenditures, and for general corporate purposes. The Credit Agreement has interest rate options that are based on a Base Rate or LIBO Rate, on a per annum basis. There are no borrowings outstanding under the Credit Agreement. Letters of credit totaling $9,358,000 that were outstanding under the prior revolving credit facility at March 20, 2009 will be replaced with new letters of credit under the Credit Agreement for the same amount.

          The Credit Agreement contains customary representations, warranties, and affirmative covenants. The Credit Agreement also contains customary negative covenants, subject to negotiated carve-outs, on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes including mergers and acquisitions, (v) dispositions, (vi) restricted payments, and certain other restrictive agreements. With regard to the payment of dividends and stock repurchases by the Company, there are no restrictions if the Company is not borrowing and the payments are funded through cash on hand. If the Company is borrowing, the Consolidated Fixed Charge Coverage Ratio, projected on a pro-forma basis for the 12 months following the payment, must be at least 1.1:1.0, and Pro-Forma Excess Availability must be at least 25 percent of the Loan Cap. In the event Availability were less than 17.5% of the Loan Cap, which would be a Triggering Event under the Credit Agreement, the Adjusted Consolidated Fixed Charge Coverage Ratio (which ratio is applicable to the Borrower and the Guarantors) must be at least 1.1:1.0. The Credit Agreement also contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control, or the failure to observe the negative covenants and other covenants related to the operation of the Company’s business. In general, upon an event of default, the L/C Issuer would not be obligated to make L/C Credit Extensions, the lenders would not be obligated to make loans, and the lenders may, among other things, terminate their commitments, declare any then-outstanding loans due and payable immediately, and require that the Company cash collateralize outstanding letters of credit.

          The Company’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”) pursuant to a Guaranty dated as of March 20, 2009 (the “Guaranty”). As collateral security under the Credit Agreement and the guarantees thereof, the Company and the Subsidiary Guarantors have granted, pursuant to a Security Agreement dated as of March 20, 2009 (the “Security Agreement”), to the collateral agent for the benefit of the lenders, a first priority lien on substantially all of their tangible and intangible assets, including, without limitation, certain domestic inventory, but excluding intellectual property.

          A copy of each of the Credit Agreement, the Guaranty, and the Security Agreement are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and each such agreement is incorporated herein by reference. The description of each such agreement herein is qualified in its entirety by reference to each such agreement

Item 1.02.	Termination of a Material Definitive Agreement

          The Sixth Amended and Restated Credit Agreement dated as of May 16, 2008, as amended (the “Prior Credit Agreement”), was terminated on March 20, 2009 in connection with the Company’s entering into the Credit Agreement described under Item 1.01 above. The Prior Credit Agreement provided for a three-year, $175 million revolving credit facility, with an incremental facility of up to $100 million, maturing on May 16, 2011. The Prior Credit Agreement provided that the Company comply with certain financial covenants, and provided for a security interest in certain of the Company’s intellectual property and certain other non-inventory assets.

          The description of the Prior Credit Agreement is qualified in its entirety by reference to the Prior Credit Agreement, which is incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 21, 2008, and Amendment No. 1 to the Prior Credit Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 29, 2008.

Item 2.03.	Creation of a Direct Financial Obligation or an
Obligation under an Off Balance Sheet Arrangement of a Registrant

          The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Credit Agreement dated as of March 20, 2009

10.2	Guaranty dated as of March 20, 2009

10.3	Security Agreement dated as of March 20, 2009

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)

Date: March 23, 2009	By:	/s/ Robert W. McHugh

Senior Vice President and Chief Financial Officer